EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO Brian S. Peay, Executive Vice President and CFO Phone: 650.343.9300 Fax: 650.343.7438 www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH REPORTS SECOND QUARTER 2006 RESULTS

SAN MATEO, CALIFORNIA, July 26, 2006 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) reported the following results for the second quarter ended June 30, 2006:

Q2 2006 Highlights

•	Net Income Available to Common Stockholders of $28.6 million or $0.87 per diluted common share

•	Funds From Operations of $15.4 million or $0.44 per diluted common share versus analysts’ consensus estimates of $0.37 per diluted common share

•	Same Store NOI growth of 3.7%

•	Tenant retention of 85% and increase in effective rents from renewals of 3.9%

•	Increased occupancy to 94.1% from 88.3% one year ago

•	Acquired 3330 Cahuenga in Los Angeles for $30.6 million

•	Completed a $23.5 million joint venture of Montgomery Executive Center in Gaithersburg, Maryland with an investment advisor resulting in a gain of $10.5 million

•	Sold Rincon Center joint venture property in San Francisco for $275.0 million resulting in a gain on sale to the Company of $9.5 million

•	Sold 2000 Corporate Ridge joint venture property in McLean, Virginia for $79.1 million resulting in gain on sale to the Company of $10.1 million

GLENBOROUGH REALTY TRUST

•	Acquired a 6% limited partnership interest in Tri-City Corporate Centre, a 1.2 million square foot class “A” office park in San Bernardino, California for $7.4 million during the second and third quarters of 2006. Tri-City Corporate Centre is one of the preeminent office parks in the fast growing Inland Empire area of Southern California.

•	Renewed and extended $180 million unsecured line of credit in July 2006 resulting in reduced borrowing costs and increased availability

Andrew Batinovich, President and CEO commented, “We are pleased with the increases that we are experiencing in occupancy, market rents, and same store NOI growth and to see the contributions our joint venture program made this quarter. We believe that we are well positioned for growth given the strengthening conditions in our core office markets.”

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

For the second quarter, the Company had net income available to common stockholders of $28.6 million, or $0.87 per diluted common share, as compared with net income available to common stockholders of $12.0 million or $0.33 per share for the second quarter of 2005.

In comparing quarterly results, the change in net income available to common stockholders was primarily attributable to gains on sale of joint venture properties and gains on sale of property to a joint venture. In the first quarter of 2006 the Company adopted FAS 123(R), Share-Based Payment, which resulted in a cumulative effect of a change in accounting principle adjustment of $0.3 million. Listed below are significant financial statement items that affect comparability of net income between periods.

	For the three months ended June 30,				For the six months ended June 30,
	2006		2005		2006		2005
			(As restated)				(As restated)
(Dollars in thousands, except per share data)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)
Gain on sale of unconsolidated JV properties	$19,715	$0.52	$—	$—	$19,715	$0.56	$—	$—
Provision for impairment and loss on sale of real estate assets	—	—	—	—	(561)	(0.02)	(58,236)	(1.62)
Gain on sale of real estate assets	10,506	0.28	—	—	10,506	0.30	—	—
Gain (loss) on sale of discontinued operations	(69)	—	9,309	0.24	7,671	0.22	26,629	0.74
Loss on early extinguishment of debt	(103)	—	(135)	—	(103)	—	(3,074)	(0.09)
Cumulative effect of change in accounting principle	—	—	—	—	277	0.01	—	—
Charges associated with the redemption of preferred stock	—	—	—	—	—	—	(5,905)	(0.16)

Total (b)	$30,048	$0.79	$9,174	$0.23	$37,504	$1.06	$(40,585)	$(1.13)

(a)   -   The amounts and per share amounts shown exclude the impact of minority interest.

(b)   -   The totals may not total the sum of the individual amounts and per share amounts due to rounding.

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FUNDS FROM OPERATIONS (FFO)

For the second quarter 2006, FFO was $15.4 million or $0.44 per diluted common share. FFO for the quarter was positively impacted by fee income from joint ventures and strong NOI increases at the property level. In comparison, the second quarter 2005 FFO was $17.6 million or $0.45 per diluted common share. The second quarter FFO results for 2006 and 2005 excluded net gains from sales of real estate of $30.2 million and $9.3 million, respectively. The table included with the financial statements in this release reconciles FFO to net income, the most directly comparable GAAP measures. Listed below are significant financial items that affect comparability of FFO for the periods presented.

	For the three months ended June 30,				For the six months ended June 30,
	2006		2005		2006		2005
			(As restated)				(As restated)
(Dollars in thousands, except per share data)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)
Provision for impairment and loss on sale of real estate assets	$—	$—	$—	$—	$(561)	$(0.02)	$(58,236)	$(1.49)
Gain related to increase in fair value of property	—	—	—	—	715	0.02	—	—
Loss on early extinguishment of debt	(103)	—	(135)	—	(103)	—	(3,074)	(0.08)
Charges associated with the redemption of preferred stock	—	—	—	—	—	—	(5,905)	(0.15)

Total (b)	$(103)	$—	$(135)	$—	$51	$—	$(67,214)	$(1.72)

(a)  -  The amounts and per share amounts shown exclude the impact of minority interest.

(b)  -  The totals may not total the sum of the individual amounts and per share amounts due to rounding.

PROPERTY ACQUISITIONS

3330 Cahuenga Boulevard in Los Angeles, California was acquired on April 28, 2006 for $30.6 million. 3330 Cahuenga is a 100% leased five-story office building containing 103,781 square feet situated above a two-level subterranean parking garage. The building’s modified rectangular shape allows for an abundance of window offices, a feature that is preferred by many tenants. The property is situated along the Hollywood (101) Freeway with two on/off ramps within one block and is located in the Universal City submarket of Los Angeles and caters primarily to entertainment industry tenants.

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JOINT VENTURES

Montgomery Executive Center

During the quarter, the Company contributed Montgomery Executive Center, a 120,000 square foot office building in Gaithersburg, Maryland, at a value of $23.5 million for 100% of the property, to a new joint venture with an investment advisor. Glenborough will recognize a gain from the June transaction of approximately $10.5 million related to the 75% of the venture now owned by the investment advisor. Glenborough will retain a 25% interest and will provide property management, leasing and asset management services to the joint venture on an on-going basis. Proceeds from the sale of the property to an unconsolidated joint venture were used to pay down short-term borrowings under the Company’s unsecured line of credit.

Rincon Center Joint Venture

The Company, through a joint venture with Blackstone Real Estate Partners II, sold Rincon Center, a mixed-use property in San Francisco comprised of 528,000 square feet of class “A” office and retail and 320 apartment units for $275.0 million. Glenborough’s share of the gain from the June sale was approximately $9.5 million and the venture generated an internal rate of return in excess of 20% to all investors. The sale was prompted by the renewal of one of the major office tenants and the potential to convert the multi-family units to condominiums.

2000 Corporate Ridge Joint Venture

In addition to the sale of Rincon Center, the Company, through a joint venture, sold 2000 Corporate Ridge for $79.1 million in McLean, Virginia. Glenborough’s share of the gain from the June sale was approximately $10.1 million and the venture generated an internal rate of return in excess of 20% to all investors. The sale was prompted by multiple expansions and a lease extension by the major tenant which converted the formerly multi-tenant building to a single tenant property.

PORTFOLIO PERFORMANCE

Overall portfolio occupancy increased 580 basis points from 88.3% in the second quarter of 2005 to 94.1% in 2006. For the second quarter 2006, same store office net operating income increased by 3.7% as compared to the second quarter of 2005. For the quarter, same store occupancy increased by 370 basis points from 89.4% to 93.1%. The Company’s largest markets are Washington, D.C. (27% of net

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operating income), Southern California (22%), Northern New Jersey (14%), San Francisco (11%) and Boston (11%). Lease rollover for the remainder of 2006 is 4.3% of total base rent of which approximately 45% is in the Company’s top two markets – Washington, D.C. and Southern California. Additional details on the portfolio can be found in the Company’s Supplemental Report which is available at www.glenborough.com.

SHARE REPURCHASE PROGRAM

On May 8, 2006 the Company’s Board of Directors increased the amount of common shares authorized for repurchase under the company’s previously announced common share repurchase program. The previous authorization totaled 12.2 million shares, with a remaining availability to repurchase 1.5 million shares. Under the increased authorization, the Company may repurchase up to an additional 2.5 million shares in the open market or in privately negotiated transactions, at the discretion of the company’s management and as market conditions warrant. The resulting total current availability under the stock repurchase program is 4.0 million shares. Since the inception of the repurchase program, a total of 10.7 million common shares have been repurchased at an average price of $17.55 per share for a total cost of approximately $188 million, although no shares were repurchased during the second quarter.

BALANCE SHEET AND OPERATING RATIOS

At quarter-end, Glenborough had $756.7 million of debt with a 47% ratio of debt to total market capitalization. Fixed rate debt comprises 88% of all debt outstanding at quarter-end. The average interest rate on all debt is 5.8%. Secured debt comprises 88% of all debt outstanding.

In July 2006, the Company renewed and extended its $180 million unsecured line of credit resulting in reduced borrowing costs and increased availability. Spreads over LIBOR were reduced by 5 to 10 basis points depending on the leverage of the Company and the capitalization rates used to value the Company’s assets were lowered to recognize the quality of the Company’s property portfolio.

DIVIDENDS

On May 4th, the Board of Directors declared a dividend of $0.275 per share of common stock for the second quarter of 2006. This dividend was paid on July 17, 2006 to stockholders of record on July 1, 2006. Additionally, the Board of Directors declared a dividend of $0.484375 per share on the Company’s 7.75% Series A Convertible Preferred Stock. This dividend was paid on July 17, 2006 to stockholders of record on June 28, 2006 and represented an annualized dividend of $1.9375 per share of Preferred Stock.

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2006 FFO GUIDANCE

The Company previously issued 2006 FFO guidance in the range of $1.55 to $1.65 per share. The Company is narrowing its previously reported 2006 FFO guidance in the range of $1.57 to $1.61 per share.

Additionally, the Company projects third quarter 2006 FFO in the range of $0.37 to $0.39 per diluted common share. The assumptions used in providing the annual FFO guidance are as follows:

•	Average occupancy between 94% and 96%

•	Same store NOI growth between 3% and 5%

•	G&A expense between $14.7 and $15.3 million

•	Fees and reimbursements revenue between $4.0 and $5.0 million.

The FFO projection includes the Company’s additional contribution of approximately $170 million in assets to unconsolidated joint ventures while maintaining a 20% interest in the new ventures. The proceeds from the anticipated joint venture contributions are assumed to be used to pay down existing debt and reduce the Company’s leverage. The Company’s projections do not include (i) the effect of property acquisitions or dispositions; (ii) any costs for debt extinguishment; (iii) preferred stock redemptions; (iv) lease termination fees; (v) gains and losses from property sales; and (vi) impairment charges.

CONFERENCE CALL

Glenborough will host a conference call to discuss these matters on Wednesday, July 26th, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-500-0177 (Domestic) or 1-719-457-2679 (International), confirmation number 3975049, preferably 5-10 minutes before the scheduled time. In addition, a replay of the call will be available until Sunday, July 30, 2006 at 5:00 p.m. Pacific Time at 1-888-203-1112, (Domestic) or 1-719-457-0820 (International) confirmation number 3975049.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 45 properties encompassing approximately 8 million square feet as of June 30, 2006.

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SUMMARY FINANCIAL DATA

(unaudited; in thousands, except per share data)

	QUARTER ENDED
	JUNE 30 06	JUN 30 05 (AS RESTATED)
Net income (loss)	$30,439	$13,791
Net income (loss) available to Common Stockholders	28,628	11,979
Funds from operations (FFO)	15,410	17,631

Per diluted common share
Net income (loss) available to Common Stockholders	$0.87	$0.33
Funds from operations (FFO)	0.44	0.45

Dividends declared per common share outstanding	$0.275	$0.35

Payout ratios
Dividend payout ratio (FFO)	62.8%	77.7%

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CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	Jun 30 ‘06	Jun 30 ‘05	Jun 30 ‘06	Jun 30 ‘05
		(As restated)		(As restated)
Operating Revenue
Rental revenue	$38,776	$33,609	$76,878	$66,467
Tenant reimbursements	5,731	3,819	10,761	7,345
Fees and reimbursements, including from related parties	2,111	1,359	2,999	2,454

Total operating revenue	46,618	38,787	90,638	76,266

Operating Expenses
Property operating expenses	15,079	12,056	30,718	25,025
General and administrative	3,799	3,925	7,781	7,210
Depreciation and amortization	13,908	11,777	27,415	23,510
Provision for impairment of real estate assets	—	—	—	5,097

Total operating expenses	32,786	27,758	65,914	60,842

Interest and other income	529	615	1,029	1,645
Equity in earnings of unconsolidated operating joint ventures	19,713	169	19,812	302
Gain on sale of real estate assets	10,506	—	10,506	—
Interest expense	(11,615)	(8,683)	(22,204)	(16,817)
Loss on early extinguishment of debt	(103)	—	(103)	(561)

Income (loss) before minority interest, discontinued operations andcumulative effect of change in accounting principle	32,862	3,130	33,764	(7)
Minority interest	(2,643)	(1,005)	(3,201)	2,705

Income before discontinued operations and cumulative effect of changein accounting principle	30,219	2,125	30,563	2,698

Discontinued operations:
Net operating income	574	5,767	1,122	11,860
Depreciation and amortization	(285)	(2,329)	(679)	(6,438)
Provision for impairment of real estate assets	—	—	(561)	(53,139)
Interest expense	—	(946)	(37)	(2,129)
Loss on early extinguishment of debt	—	(135)	—	(2,513)
Gain (loss) on sale of real estate assets	(69)	9,309	7,671	26,629

Discontinued operations	220	11,666	7,516	(25,730)

Income (loss) before cumulative effect of change in accounting principle	30,439	13,791	38,079	(23,032)
Cumulative effect of change in accounting principle	—	—	277	—

Net income (loss)	30,439	13,791	38,356	(23,032)
Preferred dividends	(1,811)	(1,812)	(3,623)	(3,624)
Dividends paid on redeemed preferred stock	—	—	—	(596)
Premium and writeoff of original issuance costs on preferred stock redemption	—	—	—	(5,309)

Net income (loss) available to Common Stockholders	$28,628	$11,979	$34,733	$(32,561)

Net income (loss) available to CommonStockholders per diluted common share	$0.87	$0.33	$1.07	$(0.91)

Diluted weighted average shares outstanding (a)	38,043,064	39,159,087	35,477,487	35,870,534

(a) -	The diluted weighted average shares outstanding for the three months ended June 30, 2006 includes the effect of the conversion of preferred shares. The conversion of preferred shares is not included in the diluted weighted average shares outstanding totals for the three months ended June 30, 2005 or the six months ended June 30, 2006 and 2005 as the conversion of preferred shares are anti-dilutive for those periods.

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RECONCILIATION OF NET INCOME (LOSS) TO FFO

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	Jun 30 ‘06	Jun 30 ‘05	Jun 30 ‘06	Jun 30 ‘05
		(As restated)		(As restated)
Net income (loss)	$30,439	$13,791	$38,356	$(23,032)
Cumulative effect of change in accounting principle	—	—	(277)	—
Real estate depreciation and amortization, net of minority interest	12,845	12,724	25,376	27,047
Preferred dividends	(1,811)	(1,812)	(3,623)	(3,624)
Dividends paid on redeemed preferred stock	—	—	—	(596)
Premium and writeoff of original issuance costs on preferred stock redemption	—	—	—	(5,309)
Gain on sale of unconsolidated JV properties, net of minority interest	(18,052)	—	(18,052)	—
Gain on sale of real estate assets, net of minority interest	(9,619)	—	(9,619)	—
Loss (gain) on sale from discontinued operations, net of minority interest	69	(8,598)	(6,369)	(24,587)
Adjustment to reflect FFO of unconsolidated operating joint ventures	251	178	408	357
Adjustment to reflect FFO of minority interest	1,288	1,348	2,402	(2,501)

Funds from operations available to Common Stockholdersand OP Unitholders (FFO)	$15,410	$17,631	$28,602	$(32,245)

FFO per diluted common share	$0.44	$0.45	$0.81	$(0.83)

Diluted weighted average common shares and OP units outstandingfor calculation of FFO	35,194,848	39,159,087	35,477,487	39,096,165

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CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share amounts)

	June 30, 2006	December 31, 2005

ASSETS
Rental properties, gross	$1,317,638	$1,296,057
Accumulated depreciation and amortization	(200,712)	(186,449)

Rental properties, net	1,116,926	1,109,608

Properties held for sale	16,088	103,548
Investments in land and development	51,057	51,750
Investments in unconsolidated operating joint ventures	10,782	12,040
Mortgage loans receivable	11,974	11,231
Leasing and financing costs (net of accumulated amortization of $12,369 and $17,664 as of June 30, 2006 and December 31, 2005, respectively)	20,814	21,465
Straight-line rent receivable	19,131	16,874
Cash and cash equivalents	5,746	3,661
Restricted cash	5,228	5,720
Accounts receivable	3,128	2,292
Other assets	8,281	7,941

TOTAL ASSETS	$1,269,155	$1,346,130

LIABILITIES
Mortgage loans	$667,927	$659,870
Unsecured bank line of credit	88,734	106,669
Accrued common and preferred stock dividends	10,667	13,610
Obligations associated with properties held for sale	66	45,855
Other liabilities	38,871	41,276

Total liabilities	806,265	867,280

MINORITY INTEREST	31,465	31,206

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 188,000,000 shares authorized, 32,202,521 and 33,710,400shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	32	34
Convertible preferred stock, $0.001 par value, 12,000,000 shares authorized, $25.00 liquidation preference, 3,740,277 shares issued and outstanding at June 30, 2006 and December 31,
2005, respectively	4	4
Additional paid-in capital	720,319	751,183
Distributions in excess of accumulated earnings	(288,930)	(303,577)

Total stockholders’ equity	431,425	447,644

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,269,155	$1,346,130

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FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of federal securities laws, including, without limitation (i) our projected lease rollovers; (ii) our projection of third quarter 2006 FFO in the range of $0.37 to $0.39 per diluted common share; (iii) our revised 2006 FFO guidance in the range of $1.57 to $1.61 per share; (iv) our expectation to use available cash to pay down debt and reduce leverage; and (v) Mr. Batinovich’s statement that we are well positioned for growth. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include, without limitation:

•	Customary closing conditions to real estate acquisitions, including completion of due diligence investigation to our satisfaction;

•	Glenborough’s inability to lease, on a timely basis, unoccupied space and to re-lease occupied space upon lease expiration at the rental rates we expect;

•	Changes in market rental rates for office space negatively affect the value of the listed assets;

•	Lower than expected retention of existing tenants;

•	Our inability to reduce debt and overall leverage;

•	The failure to maintain or lessen general and administrative expenses; and

•	Adverse changes in the general economy and/or real estate conditions (including competition from other properties, demand for new development and conditions affected by terrorist attacks), or the failure of such conditions to improve, particularly in the Company’s core markets.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. All forward-looking statements are based on information available to us on the date hereof and we assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our filings with the SEC including our report on Form 10-K for the year ended December 31, 2005.

Funds from Operations, or FFO, as defined by National Association of Real Estate Investment Trusts, represents net income (loss) (including income and loss from discontinued operations) excluding minority interest and extraordinary items, adjusted for real estate related depreciation and amortization and gains from the disposal of properties. We believe that FFO is a widely used

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measure of the operating performance of equity REITs which provides a relevant basis for comparison among other REITs. FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does Glenborough intend it to present, a complete picture of its financial condition and operating performance. Glenborough believes that net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, Glenborough believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance.

400 South El Camino Real ■ San Mateo, California 94402 – 1708

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